Exhibit 99.1

Corporate Headquarters 5333 Westheimer, Suite 600 Houston, Texas 77056
NEWS RELEASE
Contact:	Jon Biro Kathy Barnett

Phone:	713-351-4100
Fax:	713-335-2222
Website:	www.icopolymers.com
Pages:	6

ICO, Inc. Announces Fiscal 2004 First Quarter Results

  Company returns to profitability
  Business volumes up 12% year-over-year
  Gross profit up 47% year-over-year
  Gross margins 18.9%, the highest gross margins achieved since the third quarter of fiscal year 2002

HOUSTON, TEXAS, January 29, 2004 – ICO, Inc. (NASDAQ: ICOC) announced first quarter fiscal year 2004 financial results today. For the first quarter, ICO reported revenues of $56,847,000, EBITDA (defined as earnings from continuing operations before interest expense, taxes, depreciation, amortization, impairment, restructuring and other costs – see Reconciliation of Financial Data) of $3,127,000, operating income from continuing operations of $971,000 and net income from continuing operations of $205,000 or 1 cent per common share. Including discontinued operations, net income was $110,000 for the quarter.

Year-over-year quarter comparison

Revenues increased $11,599,000 or 26% compared to the first quarter of fiscal 2003. The increase in revenues was due to an increase in product sales volumes, the impact of foreign currencies (increased revenues by $5,450,000), offset by lower product sales prices, mostly due to a less favorable mix of product sales revenues. The adverse change in the mix of product sales was primarily attributable to the Company’s North American ICO Polymers and film concentrate manufacturing operations. The volume improvement was the result of rising demand for the Company’s products and services in Australasia, certain European markets and within ICO’s North American concentrates manufacturing operation.

EBITDA (see Reconciliation of Selected Financial Data) during the first quarter improved from a loss last year to $3,127,000 as gross profit increased, selling, general and administrative expenses declined and due to stronger foreign currencies (a beneficial impact of approximately $425,000). Gross profit increased 47% to $10,739,000 and gross margins improved to 18.9%, compared to 16.2% last year. While recent cost reductions helped to improve gross margins and gross profit, just as significant was the impact of the increase in overall business volumes and the resulting operating leverage. In particular, the Company’s Australasian, North American film concentrate and certain European operations experienced improved profitability on greater business volumes. Selling, general and administrative expenses (including stock option compensation expense) declined $474,000 (6%) during the quarter to $7,612,000 due to the cost reduction efforts implemented during the fourth quarter of fiscal 2003. The decline caused by the cost reductions was partially offset by the effect of stronger foreign currencies on selling, general and administrative expenses of approximately $600,000. As a percentage of revenues, selling, general and administrative expenses were 13.4% compared to 17.9% last year.

Operating income was $971,000 during the quarter compared to a loss last year, primarily due to the factors discussed above. Income (loss) from continuing operations before cumulative effect of change in accounting principle improved to income of $205,000 due to the operating income improvement discussed above, as well as a reduction in net interest expense of $904,000. Net interest expense declined due to the repayment of $104,480,000 of the Company’s 10 3/8% Senior Notes due 2007, during the first quarter of fiscal 2003.

Sequential quarter comparison

Compared to the fourth quarter of fiscal 2003, revenues increased $3,401,000 or 6% primarily due to strengthening foreign currencies which had the effect of increasing revenues approximately $3,300,000. Despite the usual reduction in activity during December due to the holidays, product sales and toll service volumes increased compared to the previous quarter due to strong customer demand in North America and Australasia. These revenue gains were offset by the impact of lower average product selling prices due to an adverse change in product sales mix primarily within the Company’s ICO Polymers operations (i.e. excluding film concentrate manufacturing) in North America and Europe.

EBITDA (see Reconciliation of Selected Financial Data) improved from a loss in the previous quarter to $3,127,000 due to an increase in gross profit, lower selling, general and administrative expenses and stronger foreign currencies (a beneficial impact of approximately $250,000). Gross profit increased due to the increase in volumes, the cost reductions implemented during the previous quarter and $513,000 of inventory write-downs recognized in the fourth quarter of fiscal year 2003. These same factors caused gross margins to improve from 15.4% last quarter to 18.9%. Selling, general and administrative expenses declined $738,000 or 9% to $7,612,000 due to the cost reductions made in late fiscal year 2003.

The improvement in operating income (loss) from a loss during the fourth quarter of fiscal 2003, was due to the improvements discussed above, the fiscal 2003 impairment, restructuring and other costs and lower depreciation expense.

Liquidity

During the first quarter, cash balances declined $568,000 to $3,546,000. The decrease was due to capital expenditures (approximately $1,500,000) and an increase in working capital offset by earnings and an increase in borrowings.

Available borrowing capacity under the Company’s existing credit arrangements increased $2,100,000 during the first quarter, to $18,460,000 as of December 31, 2003.

Preferred Dividend

The Company’s Dividend Committee of the Board of Directors has determined not to declare any dividend on its depositary shares, each representing ¼ of a share of $6.75 convertible preferred stock, for the quarter ending on March 31, 2004. These securities trade on the NASDAQ National Market System under the symbol "ICOCZ."

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2004 first-quarter earnings can be accessed at 2:00 p.m. Central time on Thursday, January 29, 2004 at www.firstcallevents.com , where the webcast replay will be archived.

Company Information

With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO’s Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company's services and products, business cycles and other industry conditions, prices of commodities, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended
	December 31,		September 30,
	2003	2002	2003

Product Sales	$48,214	$37,531	$45,920
Toll Services	8,633	7,717	7,526

Total Revenues	56,847	45,248	53,446
Cost of sales and services	46,108	37,928	45,229

Gross Profit	10,739	7,320	8,217
Selling, general and administrative expense	7,601	8,023	8,345
Stock option compensation expense	11	63	5
Depreciation and amortization	2,052	2,214	2,476
Impairment, restructuring and other costs	104	-	12,008

Operating income (loss)	971	(2,980)	(14,617)
Other income (expense):
Interest expense, net	(632)	(1,536)	(648)
Other income (expense)	212	519	1

Income (loss) from continuing operations before income taxes and
cumulative effect of change in accounting principle	551	(3,997)	(15,264)
Provision (benefit) for income taxes	346	(1,163)	(2,880)

Income (loss) from continuing operations before cumulative effect of
change in accounting principle	205	(2,834)	(12,384)
Income (loss) from discontinued operations, net of provision (benefit) for
income taxes of ($51), $66 and $498, respectively	(95)	516	(534)

Income (loss) before cumulative effect of change in accounting principle	110	(2,318)	(12,918)
Cumulative effect of change in accounting principle, net of benefit for
income taxes of $0, $(580) and $0, respectively	-	(28,863)	-

Net income (loss)	$110	$(31,181)	$(12,918)

Preferred dividends	-	(544)	-

Net income (loss) applicable to common stock	$110	$(31,725)	$(12,918)

Basic and diluted income (loss) per share:
Income (loss) from continuing operations before cumulative effect of
change in accounting principle	$0.01	$(0.14)	$(0.50)
Income (loss) from discontinued operations	(0.01)	0.02	(0.02)

Income (loss) before cumulative effect of change in accounting
principle	-	(0.12)	(0.52)
Cumulative effect of change in accounting principle	-	(1.17)	-

Basic and diluted net income (loss) per common share	$-	$(1.29)	$(0.52)

Earnings (loss) from continuing operations before interest,
taxes, depreciation, amortization, impairment, restructuring and other
charges, and cumulative effect of change in accounting principle (a)	$3,127	$(766)	$(133)

Gross Margin (a)	18.9%	16.2%	15.4%

(a) See "Reconciliation of Selected Financial Data"

ICO, Inc.
Reconciliation of Selected Financial Data
(In thousands, except percentages)

In this news release, we use certain measurements of our performance that are not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"). These non-GAAP measures are derived from relevant items in our GAAP financials. A reconciliation of the non-GAAP measures to our consolidated statement of operations and consolidated balance sheets is included in this report.

Management believes that the non-GAAP measures we use are useful to investors, since they can provide investors with additional information that is not directly available in a GAAP presentation. In all events, these non-GAAP measures are not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us. The following tables provide the computation of the non-GAAP measures.

	Three Months Ended
	December 31,		September 30,
	2003	2002	2003

Total revenues	$56,847	$45,248	$53,446
Cost of sales and services	46,108	37,928	45,229

Gross Profit	$10,739	$7,320	$8,217

Gross Margin (a)	18.9%	16.2%	15.4%

	Three Months Ended
	December 31,		September 30,
	2003	2002	2003

Operating income (loss)	$971	$(2,980)	$(14,617)
Depreciation and amortization	2,052	2,214	2,476
Impairment, restructuring and other costs	104	-	12,008

EBITDA (b)	$3,127	$(766)	$(133)

Other Balance Sheet Data
Working capital equals total current assets less total current liabilities. Current ratio equals total current assets divided by total current liabilities. Debt-to-capitalization equals total debt divided by the summation of total debt plus total stockholders' equity. The Company believes these measures are an indicator of the Company's financial condition.

(a) Gross margin equals gross profit (defined as total revenues less cost of sales and services) divided by total revenues and the Company believes gross margin is an indicator of the Company's operating performance.

(b) “EBITDA” equals operating income (loss) plus depreciation, amortization, impairment, restructuring and other costs. EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or as an indicator of the Company’s operating performance or as a measure of liquidity. The Company believes EBITDA is a widely accepted financial indicator of a company’s ability to service debt. Because EBITDA excludes some, but not all items that affect net income, such measure varies among companies and may not be comparable to EBITDA as used by other companies.

ICO, Inc.
Consolidated Balance Sheets
(In thousands, except share data and ratios)

	December 31,	September 30,
	2003	2003

ASSETS
Current assets:
Cash and cash equivalents	$3,546	$4,114
Trade accounts receivables	43,325	41,310
Inventories	27,679	24,166
Assets held for sale	1,141	-
Prepaid expenses and other	11,731	11,952

Total current assets	87,422	81,542

Property, plant and equipment, net	55,086	54,639
Goodwill	8,613	8,245
Other	658	835

Total assets	$151,779	$145,261

LIABILITIES, STOCKHOLDERS' EQUITY AND
ACCUMULATED OTHER COMPREHENSIVE LOSS
Current liabilities:
Short-term borrowings	$6,668	$5,846
Current portion of long-term debt	4,973	3,210
Accounts payable	23,776	22,120
Accrued salaries and wages	3,293	3,766
Other accrued expenses	11,553	11,399
Oilfield Services liabilities held for sale and retained	2,021	2,476

Total current liabilities	52,284	48,817

Deferred income taxes	4,700	4,108
Long-term liabilities	1,773	1,629
Long-term debt, net of current portion	23,039	23,378

Total liabilities	81,796	77,932

Commitments and Contingencies	-	-
Stockholders' equity:
Convertible preferred stock, without par value- 345,000 shares authorized; 322,500 shares issued and outstanding with
a liquidation preference of $34,426 and $33,882, respectively	13	13
Undesignated preferred stock, without par value-
105,000 shares authorized; 0 shares issued and outstanding	-	-
Junior participating preferred stock, without par value- 0 and 50,000
shares authorized, respectively; 0 shares issued and outstanding	-	-
Common stock, without par value- 50,000,000 shares
authorized; 25,257,471 and 25,146,550 shares issued
and outstanding, respectively	43,660	43,555
Additional paid-in capital	102,822	102,811
Accumulated other comprehensive loss	(1,783)	(4,211)
Accumulated deficit	(74,729)	(74,839)

Total stockholders' equity	69,983	67,329

Total liabilities and stockholders' equity	$151,779	$145,261

OTHER BALANCE SHEET DATA
Working capital (a)	$35,138	$32,725
Current ratio (a)	1.7	1.7
Total debt	$34,680	$32,434
Debt-to-capitalization (a)	.33 to 1	.33 to 1

(a) See "Reconciliation of Selected Financial Data"